THE ADVISORS' INNER CIRCLE FUND II

                     EXPENSE WAIVER REIMBURSEMENT AGREEMENT

         AGREEMENT made this ____day of _______, 2009 between The Advisors' Inner Circle Fund II, a Massachusetts business trust (the "Trust"), on behalf of each a series of the Trust set forth in Schedule A attached hereto (each a "Fund" and collectively, the "Funds"), and Horizon Advisers (the "Adviser"), an unincorporated division of Hancock Bank.

         WHEREAS, the Adviser has entered into an investment advisory agreement with the Trust, dated May 31, 2000, as amended and restated as of May 21, 2001, pursuant to which the Adviser provides investment advisory services to the Funds, and for which it is compensated based on the average daily net assets of each Fund;

         WHEREAS, the Adviser has voluntarily agreed to waive fees and/or reimburse expenses as necessary to prevent the total annual operating expense ratio of each Fund's from exceeding the amounts set forth in Schedule A to this agreement, excluding interest, taxes and certain non-routine expenses (the "Expense Limit");

         WHEREAS, the Funds have agreed, subject to the approval by the Trust's Board of Trustees, to reimburse the Adviser for any of its prior fee waivers and/or expense reimbursements up to the Expense Limit made during the preceding three-year period;

         NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE WAIVERS AND REIMBURSEMENT. The Adviser agrees to reduce all or a portion of its fees and/or reimburse expenses of each Fund (to the extent permitted by the Internal Revenue Code of 1986, as amended) to the extent necessary to maintain the Expense Limit. The Adviser's obligations pursuant to this paragraph are voluntary in nature and the Adviser reserves the right, at its sole discretion, to modify or eliminate the Expense Limit, subject to its provision of prior notice to the Trust's Board of Trustees.

2. DUTY OF FUND TO REIMBURSE FEES AND EXPENSES. Subject to approval by the Trust's Board of Trustees, each Fund agrees to reimburse the Adviser any fee waivers and/or expense reimbursements borne pursuant to paragraph 1 above, provided that (i) a Fund is not obligated to reimburse any such fee waivers and/or expense reimbursements more than three years after the fee waiver and/or expense reimbursement was borne by the Adviser; and (ii) such reimbursement would not cause the total operating expenses of the Funds to exceed the Expense Limit. The Board of Trustees shall review quarterly any reimbursements paid to the Adviser with respect to the Funds in such quarter.

3. DURATION. This Agreement shall remain in effect until terminated by either party upon written notice to the other.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first above written.

THE ADVISORS' INNER CIRCLE FUND II,
on behalf of each series of the Trust set forth in Schedule A

/s/ Joseph M. Gallo
------------------------------
By: Joseph M. Gallo
Title: Vice President and Secretary


HANCOCK BANK, ON BEHALF OF HORIZON ADVISERS,
AN UNINCORPORATED DIVISION OF HANCCOCK BANK


------------------------------
By:
Title:

                                   SCHEDULE A
                                     to the
                     EXPENSE WAIVER REIMBURSEMENT AGREEMENT
                        dated _________ __, 2009 between
                       THE ADVISORS' INNER CIRCLE FUND II
                                       and
                                HORIZON ADVISERS


                                                                  Expense Limit as a % of
Name of Fund                                                      average daily net assets
------------------------------------------------------------- --------- ------------ ------------
                                                               Trust      Class A      Class C
                                                               Class
------------------------------------------------------------- --------- ------------ ------------
Growth Fund                                                    1.10%       1.35%        2.10%
------------------------------------------------------------- --------- ------------ ------------
Value Fund                                                     1.10%       1.35%        2.10%
------------------------------------------------------------- --------- ------------ ------------